UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2023

ALLARITY THERAPEUTICS, INC.

(Exact name of registrant as specified in our charter)

Delaware	001-41160	87-2147982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 School Street, 2nd Floor, Boston, MA	02108
(Address of Principal Executive Offices)	(Zip Code)

(401) 426-4664

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 14, 2022, we received a letter from Nasdaq Listing Qualifications on October 12, 2022 notifying us that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “June Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5450(b)(1)(A) for The Nasdaq Global Market, which requires that a listed company’s stockholders’ equity be at least $10.0 million. As reported on the June Form 10-Q, the Company’s stockholders’ equity as of June 30, 2022 was approximately $8.0 million. Pursuant to the letter, we were required to submit a plan to regain compliance with Nasdaq Listing Rule 5450(b)(1)(A) by November 26, 2022. After discussions with the Nasdaq Listing Qualifications staff, on December 12, 2022, we filed a plan to regain and demonstrate long-term Nasdaq Listing Qualifications compliance including seeking to phase-down to The Nasdaq Capital Market. On December 21, 2022, we received notification from the Nasdaq Listing Qualifications staff that they granted the Company’s request for an extension until April 10, 2023, to comply with this requirement.

On December 20, 2022, we received a written notice from Nasdaq Listing Qualifications indicating that we were not in compliance with the Market Value of Publicly Held Shares (“MVPHS’) of $5,000,000 requirement under the Nasdaq Listing Rules. Based on our MVPHS for the thirty-one (31) consecutive business days from November 4, 2022 to December 19, 2022, we no longer met the minimum MVPHS requirement set forth in Listing Rule 5450(b)(1)(C). Under Nasdaq Listing Rules, we are provided with a compliance period of 180 calendar days, or until June 19, 2023 to regain compliance.

On April 11, 2023, we received notification from the Nasdaq Listing Qualifications staff that the Company did not meet the terms of the extension. Specifically, the Company did not complete its proposed transactions and was unable to file a Form 8-K by the April 10, 2023 deadline evidencing compliance with Nasdaq Listing Rule 5450(b)(1)(A). As a result, the Company’s securities will be delisted from The Nasdaq Global Market unless the Company appeals the Nasdaq Listing Qualifications staff’s decision. The Company filed a notice of appeal and on May 18, 2023 the Company presented its appeal before the Nasdaq hearings panel (“Panel”).

Subsequent to the May 18, 2023 hearing, on May 23, 2023, we received notification from the Nasdaq Listing Qualifications staff that stated because we have not complied with Nasdaq Listing Rule 5450(a)(1) regarding a bid price of $1.00 by May 22, 2023, this non-compliance will be considered by the Panel as to whether our Common Stock should be delisted on The Nasdaq Stock Market LLC. We had until May 30, 2023, to present our view to the Panel and we provided additional information to the Panel by such date.

On June 6, 2023, we received a letter from the Panel, as further clarified in a subsequent June 14, 2023 letter, granting the Company’s request for continued listing on The Nasdaq Capital Market and transfer to The Nasdaq Capital Market subject to the following: (1) on or before July 10, 2023, the Company will demonstrate compliance with Listing Rule 5550(a)(2); and (2) on or before July 14, 2023, the Company will demonstrate compliance with Listing Rule 5550(b). In addition, on June 28, 2023, we received notification from Nasdaq Listing Qualifications that because we transferred to The Nasdaq Capital Market, we have regained compliance with Listing Rule 5550(a)(5) because our MVPHS has been $1,000,000 or greater for at least 10 consecutive business days.

On July 14, 2023, we received a letter from Nasdaq notifying the Company that the Panel has concluded we have regained compliance with the bid price and equity concerns as mentioned previously. The Company will be subject to a Mandatory Panel Monitor for a period of one year from the date of the July 14, 2023 letter pursuant to Nasdaq Listing Rule 5815(d)(4)(B).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allarity Therapeutics, Inc.

	By:	/s/ James G. Cullem
James G. Cullem
Chief Executive Officer

Dated: July 17, 2023

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